Exhibit 99.1

IAC Appoints Jeff Kip Executive Vice President and Chief Financial Officer

NEW YORK — February 7, 2012 — IAC (Nasdaq: IACI) announced today that Jeff Kip will join IAC as Executive Vice President & Chief Financial Officer.  Mr. Kip succeeds Thomas J. McInerney, whose intended departure after more than 12 years with the Company was announced last summer.

“Jeff has great experience and a strategic mind.  I’m excited about the contributions he’s sure to make here at IAC in the coming years,” said Greg Blatt, CEO, IAC.

Mr. Kip joins IAC from Panera Bread (Nasdaq: PNRA) where he most recently served as Executive Vice President and Chief Financial Officer since 2006.  He will officially step down from Panera in March and will begin at IAC shortly thereafter.

“I am very excited to join IAC, a team with not only great strategic vision, but a demonstrated commitment to creating long-term shareholder value,” said Mr. Kip.

Mr. Kip joined Panera in 2003 as Vice President of Corporate Development and was later named Vice President of Finance and Planning.  Prior to his tenure at Panera, he was part of the media and entertainment investment banking team at UBS Warburg, and also specialized in mergers and acquisitions and corporate finance for consumer, retail and industrial clients at Goldman, Sachs & Co.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

###

Contact Information:

IAC Corporate Communications

Justine Sacco / justine.sacco@iac.com

(212) 314-7326

IAC Investor Relations

Nick Stoumpas / nick.stoumpas@iac.com

(212) 314 - 7400